Exhibit 10.1

GLOBAL AMENDMENT TO

GRANT NOTICES AND AWARD AGREEMENTS

UNDER THE ANTERO RESOURCES CORPORATION

LONG-TERM INCENTIVE PLAN

This Global Amendment to Grant Notices and Award Agreements under the Antero Resources Corporation Long-Term Incentive Plan is hereby adopted by Antero Resources Corporation, a Delaware corporation (the “Company”), as of October 24, 2016 (the “Effective Date”).    Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Antero Resources Corporation Long-Term Incentive Plan (the “LTIP”).

WHEREAS,  the Company has previously granted Performance Share Units, Restricted Stock, Restricted Stock Units and Stock Options under the LTIP to Participants pursuant to the terms and conditions of Performance Share Unit Grant Notices and Performance Share Unit Agreements, Restricted Stock Grant Notices and Restricted Stock Agreements, Restricted Stock Unit Grant Notices and Restricted Stock Unit Agreements and Stock Option Grant Notices and Stock Option Agreements, as applicable, between the Company and such Participants (collectively, the “Outstanding Award Agreements”);

WHEREAS, pursuant to the LTIP and the Outstanding Award Agreements, the terms and conditions of the Outstanding Award Agreements may be amended without the consent of any Participant, provided that such amendment does not materially reduce the rights of any Participant who holds an Award subject to such amendment; and

WHEREAS, the Company desires to amend each Outstanding Award Agreement to provide for accelerated vesting under certain circumstances as set forth herein.

NOW, THEREFORE, in consideration of the foregoing,  effective as of the Effective Date, the Outstanding Award Agreements are hereby amended as follows:

1. Notwithstanding anything to the contrary in any Outstanding Award Agreement:

(a) With respect to each Award expressly described on Schedule A hereto, such Award shall immediately become fully vested upon the consummation of a Change in Control so long as the Participant holding such Award remains continuously employed by the Company or one of its Affiliates through the date on which such Change in Control is consummated.

(b) With respect to each Award that is not expressly described on Schedule A hereto, such Award shall immediately become fully vested if (i)  the employment of the Participant holding such Award is terminated by the Company or any of its Affiliates other than for Cause within the 12-month period following the consummation of a Change in Control or (ii) in the case of a transaction described in clause (iii) of the definition of Change in Control, the Participant holding such Award does not receive an offer of employment from the acquirer in such transaction that (1) provides a base salary or base wage rate at least equal to the base salary or base wage rate provided to such Participant by the Company or one of its Affiliates immediately prior to the consummation of such Change in Control; and (2)  is at a principal place of employment that is no more than 25 miles from the location of such Participant’s principal place of employment immediately prior to the consummation of such Change in Control.

2. As used herein,  the term “Cause” shall mean a finding by the Committee, before or after the termination of a Participant’s employment, of the Participant’s  (i) final conviction of, or plea of nolo contendere to, a crime that constitutes a felony (or state law equivalent); (ii) gross negligence or willful misconduct in the performance of the Participant’s duties that would reasonably be expected to have a material adverse economic effect on the Company or any of its Affiliates; (iii) willful failure without proper legal reason to perform the Participant’s duties; or (iv) a material breach of any material provision of the any Award Agreement or any other written agreement or corporate policy or code of conduct established by the Company or any of its Affiliates that would reasonably be expected to have a material adverse economic effect on the Company or any of its Affiliates.

3. With regard to Performance Share Units, the vesting acceleration provisions set forth herein apply only to service-based conditions applicable to such Awards and do not affect the achievement of any performance measures or criteria.

4. Except as expressly amended hereby, and the Award Agreements shall remain in full force and effect and are specifically ratified and reaffirmed.

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SCHEDULE  A

•	All outstanding Awards granted to senior vice presidents of the Company
•	All outstanding Awards granted to named executive officers as set forth in the Company’s Definitive Proxy Statement on Schedule 14A, filed on April 27, 2016
•	All outstanding Awards granted to employees who are age 65 or older as of the date of a Change in Control
•	All stock distribution catch-up Awards granted during November 2015 or December 2015

Schedule A to

Global Amendment to

Grant Notices and Award Agreements

under the Antero Resources Corporation

Long-Term Incentive Plan